Exhibit 99.1

Company Contact: Randy Keys, CFO (713) 935-0122 rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Reserves as of June 30, 2014 and Declares $0.10 Dividend per Share of Common Stock

Houston, TX, August 14, 2014 - Evolution Petroleum Corporation (NYSE MKT: EPM) today declared a quarterly dividend of $0.10 per share of common stock and further reported year-end reserves as of June 30, 2014 with comparisons to the prior year.

Dividend

A cash dividend of $0.10 per share of common stock will be paid on September 30, 2014 to common stockholders as of September 15, 2014. At this time, we are uncertain as to the tax treatment of this dividend. Dividends during Fiscal 2014 were treated as return of capital due to the tax deduction generated by the exercise of almost all outstanding stock options by employees during the year, and dividends during Fiscal 2015 may be similarly treated depending upon several factors, including when the Company’s working interest in the Delhi Field reverts.

Reserves as of June 30, 2014

Highlights

•                  Combined Delhi Proved and Probable oil equivalent volumes at June 30, 2014 increased to 22.6 million barrels of oil equivalent (“MMBOE”), an 8% increase over the previous year

•                  Reserves volumes in the immediate area of the June 2013 fluids release (the “June 2013 Event” discussed below) and within the Delhi town limits were re-categorized from Proved Reserves to Probable Reserves, due to the operator’s current forecast of deferred CO2 injection

•                  Combined Proved and Probable future net revenues remain essentially unchanged, despite a lower trailing average oil price than that used in 2013, while the combined PV-10* of $454 million is 20% lower than the previous year, due primarily to a more conservative operating plan that defers a portion of forecasted production into later periods and a lower peak production rate

•                  Reserve Life Index** for Proved Oil Reserves at Delhi is approximately 18 years

•                  The operator has elected to pursue a more conservative development and operating plan at Delhi, resulting in growing annual production volumes through 2022 with a projected peak rate expected to be 20% lower than forecasts from the previous year

•                  Proved Reserves of 13.3 MMBOE are 79% oil, 17% natural gas liquids and 4% natural gas

•                  Reserves exclude noncore assets, including divested South Texas properties and Mississippian Lime properties scheduled for divestment

Summary Reserves as of June 30, 2014

	Oil MBO	NGL MBL	Gas MMCF	Equivalent MBOE	PV-10* $MM

Proved Developed	7,798			7,798	$256.2
Proved Undeveloped	2,668	2,247	2,426	5,319	61.8
Total Proved (Delhi)	10,466	2,247	2,426	13,117	$318.0
Proved Developed (GARP®)	60	32	481	172	1.7
Total Proved	10,526	2,279	2,907	13,289	$319.7

Probable Developed	4,039			4,039	$79.8
Probable Undeveloped	3,381	1,735	1,873	5,428	56.1
Total Probable (Delhi)	7,420	1,735	1,873	9,467	$135.9

Possible Developed	1,628			1,628	$14.3
Possible Undeveloped	731	503	543	1,324	5.9
Total Possible (Delhi)	2,359	503	543	2,952	$20.2

*PV-10 is a non-GAAP measure that is reconciled below

Delhi

Our reserves in the Delhi Field were impacted by the June 2013 Event that prompted the operator to pursue a more conservative development plan for the balance of the field. The operational effects include:

•                  Reducing reservoir pressure that will result in production over a longer period of time than previously forecast and a lower peak production rate

•                  Deferring CO2 injection in the immediate area of the June 2013 Event in favor of a water flood

•                  Deferring CO2 injection in the immediate area of the town of Delhi in the eastern, currently undeveloped portion of the project

Reducing reservoir pressure by slowing the pace of CO2 injection is expected to lower and delay the projected peak oil production rate, but results in a much flatter decline curve.

Deferring CO2 injection in two areas of the field has also resulted in the reclassification of related developed and undeveloped reserves from the Proved category to Probable category, primarily as a result of CO2 injections currently projected to occur beyond the SEC’s five-year limitation for Proved Reserves development projects.  There is uncertainty as to when CO2 injections may be re-established or initiated in the affected areas, which may be sooner or later than currently projected.

The decline in Proved Reserves resulting from reduced injection pressure and deferred development was partially offset, in volumes, by the addition of incremental proved gas plant volumes, with forecasts of a more robust natural gas liquids (“NGL”) recovery than projected in the previous year’s estimate. The combined impacts on PV-10* of the lower peak production rate, later date of peak rate and re-categorization of reserves resulted in a decrease of our Proved PV-10* by 30% to $318 million. Due to the re-categorization, Probable volumes and related PV-10* increased 28% and 24%, respectively, to 9.5 MMBOE and $136 million, respectively. Consequently, the aggregate impact on Proved and Probable reserves was an 8% increase in combined volumes to 22.6 MMBOE and a 20% decrease in combined PV-10* to $454 million.

Possible reserves volumes at Delhi decreased by 20% to 3.0 MMBOE and PV-10* declined by 38% to $20 million, both primarily due to the incremental recovery factor being reduced from 3% to 2% of original oil in place and the projected slower production pace.

Gross production at Delhi in the fourth quarter of fiscal 2014 was 5,956 BOPD, down slightly from the third fiscal quarter’s 6,172 BOPD due primarily to normal plant maintenance during the fourth quarter and no material development capital expenditures since early calendar 2013.  The reduction in production from the 7,188 BOPD rate in the fourth fiscal quarter of 2013 is primarily attributable to the June 2013 Event, which consisted of the uncontrolled release of CO2, water, natural gas and a small amount of oil from one or more previously plugged wells in the southwest part of the Field. The operator has fully remediated the affected area, but that portion of the Field has been converted for the foreseeable future from CO2 flood to water flood.  In addition, the operator’s current plans are to produce the Field at a lower CO2 injection pressure, which is expected to reduce peak production rates, but extend production over a longer life.

The operator has better defined its plans to process recycled gas to recover substantially all of the natural gas liquids and methane beginning in the second half of calendar 2015. Our previous report was based on a more limited recovery of only heavier C5+ liquids. This new plan should substantially increase recovery volumes and improve the gas plant economics while simultaneously improving CO2 flood efficiency.

Looking forward, the operator has said that it will not commence material new capital expenditures until reversion of our working interest, which they expect to occur in the fourth quarter of calendar 2014. We now expect Delhi production to peak in 2021-2022. Consequently, our Delhi PV-10* is now expected to increase over time to its maximum value around the first quarter of calendar 2018, about two years later than previously forecast. At that point, we are projected to have generated approximately $120 million of net cash flow after capital expenditures.

GARP® Segment

For the first time we are separately disclosing reserves associated with wells equipped with our GARP® technology. Proved Reserves attributable to three GARP® installations completed during the past three years include 172 thousand barrels of oil equivalent (“MBOE”) of Proved Reserves with PV-10* of $1.7 million. Based on Proved Reserves and cumulative production to date only, our GARP® technology has added reserves at a cost of less than $4.00 per barrel of oil equivalent (“BOE”).

On the previously announced contract to install GARP® for a third party operator, we have successfully completed installations on a total of three wells and we expect to continue installations on another two wells in the near future. Two of the three wells are producing at commercial rates which are more than double the rates prior to installation, but have not yet fully stabilized. One of the three wells, which was not producing at commercial rates prior to installation, appears to have an obstruction in the lateral or a depleted reservoir which is severely restricting fluid production.  We intend to pull the GARP® equipment out of that well and use it in a future installation. We attempted installation on a fourth well, but encountered an obstruction in the horizontal section of the wellbore and abandoned the operation.

Other Fields

During the year we divested noncore properties in the South Texas Lopez Field and scheduled for divestment our Mississippian Lime properties in Oklahoma. Approximately 0.2 MMBOE of Proved Reserves and 3.8 MMBOE of Probable Reserves were associated with these assets as of June 30, 2013 and are no longer included in our year-end reserves. Consequently, all of our Probable and Possible Reserves are located in the Delhi Field.

Summary

Evolution Petroleum’s Chief Executive Officer, Robert S. Herlin, said: “We are adjusting our long term forecasts to take into account the slower, more conservative production profile and development plan that the operator is pursuing at Delhi.  While our expected ultimate recovery of volumes at Delhi is now greater than before, the more conservative production profile has deferred expected production volumes, reduced our projected peak rates and reduced the PV-10* value estimate.  We are very pleased with the improved plans for gas processing that will recover greater volumes of valuable natural gas liquids.

“The June 2013 Event in Delhi has delayed the reversion of our working interest in the field as a result of the operator’s inclusion of remediation and third party liabilities to our payout balance that we believe is inconsistent with our 2006 agreement. Even with the incremental costs, which we believe are unwarranted, the operator has stated that reversion is expected to occur in the fourth calendar quarter of 2014, even before realizing any potential benefits from the operator’s insurance and our claims against the operator. When reversion occurs, our Delhi revenues should more than triple. With the planned slower production profile in the Delhi Field and resulting longer production life, the PV-10* value estimate of the Field increases over time into 2018, after we have already harvested a projected $120 million in free cash flows net of capital expenditures.

“We do not expect that the changes to the Delhi operating plan will affect our ability to pay dividends or the potential to increase dividends in the future. In addition, we do not anticipate that the updated Delhi operating plan will impact our plans to grow our GARP® business. It is important to note that Delhi is a high-quality asset with many years of growth in production and PV-10 value ahead of it, and the nature of enhanced oil recovery projects is that they often improve over time.

“Although reserves from our GARP® initiative are small to this date, we continue to achieve success in installations and our commercialization opportunities appear to be expanding. We are encouraged by the positive impact of recent GARP® installations, evidenced by the low cost per BOE of generated reserves on wells to date.

“To summarize, Delhi is a quality asset that will continue to grow and generate free cash flow and the working interest reversion is imminent.  Our balance sheet remains very strong with no debt and we are moving forward on our growth initiatives.  We remain committed to return capital to shareholders and reward their ongoing support.”

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include a CO2-EOR project in Louisiana’s Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Actual results may differ materially from those included in the forward-looking statements.

Cautionary Note to U.S. Investors — The SEC’s current rules allow oil and gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC’s definitions of such terms. We disclose Proved, Probable and Possible reserves in our filings with the SEC and in this press release. Our reserves as of June 30, 2014 were estimated by DeGolyer & MacNaughton (“D&M”), and reserves in the prior year are based on work by D&M, W. D. Von Gonten & Co., and Pinnacle Energy Services, LLC, all independent petroleum engineering firms.  Estimates of Probable and Possible reserves are by their nature more speculative than estimates of Proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk.

* PV-10 of Proved reserves is a pre-tax non-GAAP measure.  The table below presents a reconciliation of PV-10 to the unaudited after-tax Standardized Measure of Discounted Future Net Cash Flows, which is the most directly comparable financial measure calculated in accordance with GAAP.  We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies’ reserves.  We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities.  Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company.  PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below.  Probable and Possible reserves are not recognized by GAAP, and therefore the PV-10 of Probable and Possible reserves cannot be reconciled to a GAAP measure.

The following table provides a reconciliation of the PV-10 of our Proved Oil and Gas Properties to the Unaudited Standardized Measure of Discounted Future Net Cash Flows:

	For the Years Ended June 30,
	2014	2013

Estimated future net revenues	$671,972,966	$865,335,587
10% annual discount for estimated timing of future net cash flows	(352,227,569)	(406,373,713)
Estimated future net revenues discounted at 10% (PV-10)	319,745,397	458,961,874
Estimated future income tax expenses discounted at 10%	(93,667,725)	(151,741,175)
Standardized measure of discounted future net cash flows	$226,077,672	$307,220,699

** Reserve Life Index is a relative measure of the average life of a Company’s reserves calculated as the remaining reserves divided by the current rate of production.  In our calculation we have used total Proved oil reserves divided by expected oil production in the first 12 months of the reserve report, calculated on a gross basis so as not to be affected by the timing of the working interest reversion.  Natural gas and NGL reserves and production were not considered material or relevant for the purpose of this calculation as they are currently undeveloped.  We believe that this measure is relevant to understanding and analyzing our reserve base and is useful to investors and analysts in comparing our company to others in the industry.  This measure is not an absolute measure of the expected life of our reserves, nor is it intended to convey information about any specific event or time in the future.

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